EXHIBIT 99.1

Anaren Pre-Announces First Quarter 2012 Financial Results

SYRACUSE, N.Y., Oct. 6, 2011 (GLOBE NEWSWIRE) -- Anaren, Inc. (Nasdaq:ANEN) today announced that it now expects revenue for the first quarter of fiscal 2012 to be approximately $38.7 million. Additionally, the Company expects GAAP net earnings per diluted share to be in the range of $0.14 to $0.16, inclusive of approximately $0.05 per share related to expected non-cash equity based compensation expense and acquisition related amortization of intangibles. Non-GAAP net earnings per diluted share are now expected to be in the range of $0.19 to $0.21 for the first quarter.

This updated outlook compares to the Company's previous guidance of $40 to $46 million for revenue and $0.22 to $0.27 for GAAP earnings per share. Non-GAAP earnings per share were previously expected to be between $0.27 and $0.32.

"The reduction in expected revenue and profitability for the first quarter of fiscal 2012 resulted primarily from a decline in demand for Wireless infrastructure component products, unanticipated delays in approvals for shipments of Space & Defense products and poor operational performance at our Unicircuit operation," said Lawrence A. Sala, President and CEO. "We believe the decline in Wireless infrastructure component demand is temporary as customer demand forecasts for calendar 2012 remain robust."

Additional information will be available when the Company reports its first quarter fiscal 2012 results after the market closes on October 24, 2011. In conjunction with the earnings release, the Company plans to host a live teleconference, open to the public on the Anaren Investor Info, Live Webcast Web Site (www.anaren.com) on October 25 at 8:30 a.m. (ET). A replay of the conference call will be available at 11:30 a.m. (ET) beginning October 25, 2011 through 11:30 a.m. on November 2, 2011. To listen to the replay, interested parties may dial in the U.S. at 1-855-859-2056 and International at 1-404-537-3406. The passcode is 16756402. If you are unable to access the Live Webcast, the dial in number for the U.S. is 1-877-734-4580 and International is 1-678-905-9378.

Non-GAAP Financial Measures

In addition to presenting financial results calculated in accordance with GAAP, Anaren's earnings release contains non-GAAP financial measures including: non-GAAP gross profit, non-GAAP operating income, non-GAAP net income and non-GAAP net income per diluted share. These non-GAAP measures are each adjusted from GAAP results to exclude certain non-cash items including equity based compensation and acquisition related intangible amortization.

The Company believes these non-GAAP financial measures provide useful information to both management and investors to help understand and compare business trends among reporting periods on a consistent basis. Additionally, these non-GAAP financial measurements are one of the primary indicators management uses for planning and forecasting in future periods. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with GAAP.

GAAP to Non-GAAP earnings per share reconciliation:

Estimated GAAP diluted earnings per share	$0.14	to	$0.16

Equity based compensation expense	0.06		0.06
Amortization of intangibles	0.02		0.02
Tax adjustment	-0.03		-0.03
Non-GAAP diluted earnings per share (estimated)	$0.19	to	$0.21

Forward-Looking Statements

The statements contained in this news release which are not historical information are "forward-looking statements." These and other forward-looking statements are based on management's belief or current expectations and are subject to business, market and economic risks and uncertainties that could cause actual results to differ materially from those discussed. You are encouraged to review Anaren's filings with the Securities and Exchange Commission to learn more about the various risks and uncertainties facing Anaren's business and their potential impact on Anaren's revenue, earnings and stock price. Unless required by law, Anaren disclaims any obligation to update or revise any forward-looking statement.

Company Background

Anaren designs, manufactures and sells complex microwave components and subsystems for the wireless communications, satellite communications and defense electronics markets. For more information on Anaren's products, visit our Web site at www.anaren.com.

The Anaren, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5360

CONTACT: George Blanton, CFO
         315-362-0436
         Joseph E. Porcello, VP-Accounting
         315-362-0514